EXHIBIT 11.

STATEMENT CONCERNING COMPUTATION OF EARNINGS PER SHARE
QUESTAR CORPORATION
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                                                Year Ended December 31,
                                                    1994        1993        1992
                                                (In Thousands, Except Per Share
                                                  Amounts)
Net Income Data
Income from continuing operations                   $49,417     $84,464     $73,771
Gain from sale of discontinued operations            38,126
Preferred stock dividends                              (591)       (695)       (800)
Income for common from continuing
    operations                                       86,952      83,769      72,971
Loss from discontinued operations                                (2,772)     (2,437)
Cumulative effect of change in accounting
    for income taxes                                                          9,303
Income available for common stock                   $86,952     $80,997     $79,837

Earnings Per Share on Income Statement - Note A
Average shares outstanding                           40,292      39,995      39,492
Earnings per share from continuing
    operations                                        $1.21       $2.10       $1.85
Gain from sale of discontinued operations              0.95
Loss from discontinued operations                                 (0.07)      (0.06)
Cumulative effect                                                              0.23
Net income per share                                  $2.16       $2.03       $2.02

Primary Earnings Per Share
Average shares outstanding                           40,292      39,995      39,492
Additional shares assuming exercise of
dilutive stock options -- based on treasury
stock method using average market price                 225         300         206
Shares used in primary earnings per
share                                                40,517      40,295      39,698
Earnings per share from continuing
    operations                                        $1.21       $2.08       $1.84
Gain from sale of discontinued operations              0.94
Loss from discontinued operations                                 (0.07)      (0.06)
Cumulative effect                                                              0.23
Net income per share                                  $2.15       $2.01       $2.01

Fully Diluted Earnings Per Share
Average shares outstanding                           40,292      39,995      39,492
Additional shares assuming exercise of
dilutive stock options -- based on treasury
stock method using year-end market price
if higher than average market price                     225         300         294
Shares used in fully diluted earnings per
share                                                40,517      40,295      39,786
Earnings per share from continuing
    operations                                        $1.21       $2.08       $1.83
Gain from sale of discontinued operations              0.94
Loss from discontinued operations                                 (0.07)      (0.06)
Cumulative effect                                                              0.23
Net income per share                                  $2.15       $2.01       $2.00
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Note A - The earnings per share reported on the income
statement do not reflect the dilutive effect of the stock
options because the dilution is less than 3%.